Exhibit 99.1

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics Secures $12.0 Million Credit Facility

LOS ANGELES—(BUSINESS WIRE)—August 5, 2014— Response Genetics, Inc. (NASDAQ:RGDX), a company focused on the development and sale of molecular diagnostic tests for cancer, and SWK Funding LLC ("SWK"), a wholly-owned subsidiary of SWK Holdings Corporation, as the agent, entered into a credit agreement (the "Credit Agreement") pursuant to which the lenders party thereto provide Response Genetics (the “Company”) a term loan in the principal amount up to $12.0 million (the "Loan").

“The proceeds from this essentially non-dilutive financing is expected to provide Response Genetics the necessary funding to effectively execute on the growth initiatives that we put in place over the past twelve months, namely, our newly launched ResponseDX: Tissue of OriginTM test which we acquired when we purchased the assets of Pathwork Diagnostics, our TC/PC pathology partnering program, and our recently introduced ResponseDX: Comprehensive Lung Profile which is inclusive of our next generation sequencing platform,” said Thomas A. Bologna, Chairman and Chief Executive Officer of Response Genetics.

"The debt financing we executed for the Company illustrates SWK's ability to create customized investment structures for life science companies," said Brett Pope, CEO of SWK Holdings Corporation. "We are very impressed with the quality and depth of Response Genetic's management team, and its extensive test menu. We are excited to support the Company's efforts to bring important molecular diagnostic tests to patients, including the recently launched ResponseDX: Tissue of OriginTM test."

SWK served as the agent, under the Credit Agreement and the Company was advised in the transaction by Armentum Partners. Response Genetics drew the first tranche of $8.5 million at the closing of the new credit facility and a second tranche is conditional upon the Company’s request and the achievement of a revenue milestone. The Loan matures on July 29, 2020 and accrues interest at an annual rate of 12.5% plus the Libor Rate (as defined in the Credit Agreement), with the Libor Rate being subject to a minimum floor of 1.0%. In connection with the closing of the first tranche of the Loan, the Company issued SWK a warrant to purchase an aggregate of up to 681,090 shares of common stock at an exercise price of $0.936 per share which is a 20% premium to the Company’s stock price on July 29, 2014.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is included as Exhibit 10.1 to the Form 8-K to be filed by the Company today.

About Response Genetics, Inc.

Response Genetics, Inc. is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to strengthen and expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to continue to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide the ResponseDX: Tissue of OriginTM test, the TC/PC pathology partnering program, the ResponseDX: Comprehensive Lung Profile, clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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